Exhibit 10.12
2010 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN
Purpose/Philosophy
The purpose of the 2010 Annual Salaried Team Member Incentive Plan (the “Plan”) is to attract and retain highly qualified and productive team members of U.S. Concrete, Inc. (“U.S. Concrete” or the “Company”), motivate them, and reward them fairly for their individual performance, as well as their contributions to the Company’s, and their respective business units’, short- and long-term financial and strategic performance.
Eligibility
Each eligible salaried team member employed by U.S. Concrete and its 100%-owned subsidiary companies is a participant in the Plan (each a “Participant”), and must be an active team member or on an approved leave of absence in order to receive any payout. Team members hired during 2010 will receive a pro-rata incentive payout for any award they are eligible to receive under the provisions of the Plan. In order to receive a payout, a performance review form for each team member must be completed by the team member’s supervisor and submitted on or before January 31, 2011.
Individual Target Bonus
The amount of each team member’s “Individual Target Bonus” percentage is based on his or her grade level and is expressed as a percentage of his or her annual base pay (see Exhibit I). The Individual Target Bonus percentage for employees who receive a change in grade level and/or base pay after April 1, 2010 will be prorated to reflect the new grade and/or base pay at the discretion of the Plan Administrators (as defined below).
Plan Overview
The Plan consists of two primary components.
•	The first is the Financial component, which represents 60% of each Participant’s potential Individual Target Bonus.

•	The second is the Strategic component, which also represents 40% of each Participant’s potential Individual Target Bonus.
The Financial component is only earned if the overall Company EBITDA performance to budget is equal to or greater than 100% of the budgeted EBITDA for 2010 (see Exhibit II). Actual or budgeted EBITDA can be adjusted at the discretion of the Compensation Committee of the Board of Directors of the (“Compensation Committee”) to reflect certain non-recurring items and the impact of acquisitions and/or dispositions.
The Strategic Component is not subject to the above-referenced EBITDA performance hurdle; however, it is subject to the discretion of the Compensation Committee, depending upon market conditions and other criteria as it deems appropriate.

2010 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN
Individual Bonus Payout Under the Financial Component of the Incentive Plan
The percentage of an individual Participant’s target bonus available for payout will be determined by his or her business unit’s performance relative to budget for the criteria listed below and its corresponding weighting:

	Criteria	Weighting

FINANCIAL
I.	Free Cash Flow (as defined)	30%
II.	Return on Assets	30%
	Total percent of Target	60%
The business unit’s performance relative to the financial criteria will yield a payout from 0% to 60% based on the schedule in Exhibit III. The sum of each criteria’s weighting multiplied by the percentage of target bonus for the corresponding level of budget variance will yield the percentage of an individual’s target bonus to be paid out.
Individual Bonus Payout Under the Strategic Component of the Incentive plan
An Participant is also eligible to receive 40% of his or her target bonus on his or her individual and business unit’s accomplishment of the strategic items listed below.

STRATEGIC (see Exhibit V.)	(varies by business unit/Corporate)	40%
I.	Strategic Positioning
II.	Operational Efficiencies
III.	New Product Development
IV.	Project Impact
V.	Employee Deployment
VI.	Safety Rates
Note that the Strategic Components will vary by business unit, corporate office and individual responsibilities. An individual Participant’s Strategic Component of the incentive plan will be based on his or her individual performance according to the following schedule:

Individual Rating	% of Available Bonus Paid Out
0.0 (Below Threshold)	0%
1.0 (Threshold)	50% of the strategic bonus portion
2.0 (Target)	100% of the strategic bonus portion
3.0 (Optimum)	200% of the strategic bonus portion
Individual bonus payouts will be pro-rated for individual performance level ratings between the “Threshold-Target-Optimum” levels.

2010 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN
Although the Strategic Component is not subject to the EBITDA performance hurdle, it is subject to the discretion of the Compensation Committee, and may be modified or eliminated depending upon market conditions and other criteria as it deems appropriate.
Bonus Payments
All bonus payments are contingent on the approval of the Compensation Committee. The payments will be paid as soon as administratively feasible after the previous year’s financial results are finalized. An individual Participant may not receive more than 200% of their target bonus.
Plan Administration
The Plan shall be administered by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources, referred to collectively herein as the “Plan Administrators.”
Except for such actions as are to be taken by the Compensation Committee, as set forth in the Plan, the Plan Administrators shall have the authority to construe and interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to exercise discretion in interpolating performance levels and award payouts outside of or within designated ranges, and to take all such steps and make all such determinations in connection with the Plan and Bonus Payments granted hereunder as they may deem necessary or advisable, which determination shall be final and binding upon all Participants.
Plan Communication
A copy of the Plan including an exhibit specifying the team member’s job title, grade level, target and optimum bonus percentages, and performance review form will be distributed to each eligible team member.
Retirement, Termination, Death and Disability
Subject to the determinations to be made by the Compensation Committee pursuant to the Plan, the Plan Administrators may, but are not required to, grant a prorated Bonus Payout in their discretion to a Participant (or beneficiary in the event of death) who terminates employment during 2010 due to retirement, involuntary termination not for cause, death or disability. Payment of any such prorated bonus will be made at the same time payment is made to other Participants in accordance with the terms and conditions of this Plan, and shall be contingent upon the Participant’s signing of a release with the Company.

2010 ANNUAL SALARIED TEAM MEMBER INCENTIVE PLAN
No Right to Continued Employment
The Plan shall not create any contractual or other right to receive payouts or other benefits in the future. Subject to the determinations to be made by the Compensation Committee pursuant to the Plan, all determinations with respect to any such payments shall be made at the discretion of the Plan Administrators. A team member’s participation in the Plan shall not create a right to further employment with his or her employer nor interfere with the ability of his or her employer to terminate his or her employment with or without cause.
Termination
The Plan is in effect for the 2010 calendar year. The Plan Administrator’s may at any time suspend the operation of or terminate the Plan.

/s/ Michael W. Harlan
Michael W. Harlan
President and Chief Executive Officer
U.S. Concrete, Inc.